Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-12089, 333-66991, and 333-34797) on Form S-8 of P. H. Glatfelter Company of our report dated June 19, 2019 relating to our audits of the financial statements and supplemental schedule of the Glatfelter 401(k) Savings Plan for Hourly Employees, which appears in this Annual Report on Form 11-K of Glatfelter 401(k) Savings Plan for Hourly Employees for the year ended December 31, 2018.

/s/ Insero & Co. CPAs, LLP

Certified Public Accountants

Rochester, New York

June 19, 2019